UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2012

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Intrepid Potash, Inc. (“Intrepid,” “we,” “us,” or “our”) held its 2012 annual meeting of stockholders on May 29, 2012.  At the annual meeting, our stockholders approved our Short-Term Incentive Plan and our Equity Incentive Plan, each as amended and restated (together, the “Amended Plans”).  Our Board of Directors (the “Board”) approved the Amended Plans on March 21, 2012, subject to stockholder approval at the annual meeting.

Our Short-Term Incentive Plan was initially approved by our Board and stockholders on April 20, 2008.  We sought stockholder approval of the amended and restated plan to preserve the deductibility of payments under the plan that constitute qualifying performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  The plan is designed to provide annual incentives to our executive officers and other key employees to achieve pre-established, objective performance goals.  The plan provides incentives for the achievement of near-term financial and operational corporate goals and individual objectives.  A Board committee or subcommittee consisting solely of outside directors reviews and certifies the level of attainment of performance goals for the performance period and determines the amount payable as a performance award.  The maximum amount of a performance award under the plan for a participant who is a covered employee for purposes of Section 162(m) for any calendar year is $5 million.

Our Equity Incentive Plan was initially approved by our Board and stockholders on April 20, 2008.  The plan is designed to provide long-term equity incentives to attract, retain, and motivate eligible employees, directors, and consultants and to align their interests with those of our stockholders.  The plan allows us to award stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards in the form of performance shares, performance units, or cash-based awards, and other stock-based awards to eligible individuals.  A total of approximately 4.1 million shares of our common stock may be delivered pursuant to awards granted under the plan after December 31, 2011.  The amended and restated plan includes the following changes as compared to the plan originally approved in 2008:

•                Prohibits the repricing of options and stock appreciation rights and similar actions without prior stockholder approval

•                Provides for the recoupment, or clawback, of certain awards pursuant to an applicable company policy or law

•                Revises provisions relating to Section 162(m) to permit certain awards to qualify as performance-based compensation

•                Adds cash-based awards as a form of performance award

•                Revises the definition of a change of control and the treatment of outstanding awards in the event of a change of control

•                Extends the duration of the plan to May 28, 2022

You can find a summary of the principal features of the Amended Plans in our definitive proxy statement for our 2012 annual meeting of stockholders, as filed with the Securities and Exchange Commission on April 9, 2012, under the headings “Proposal 4—Approval of the Intrepid Potash, Inc. Short-Term Incentive Plan, as Amended and Restated” and “Proposal 5—Approval of the Intrepid Potash, Inc. Equity Incentive Plan, as Amended and Restated.”  The descriptions above do not purport to be complete and are qualified in their entirety by reference to the text of the Amended Plans, which are filed as Exhibits 10.1 and 10.2 to this report and are incorporated by reference herein.

Item 5.07              Submission of Matters to a Vote of Security Holders

At our 2012 annual meeting of stockholders on May 29, 2012, stockholders present in person or by proxy voted on the following matters:

1.              Stockholders elected two Class I directors to our Board to serve three-year terms expiring at our 2015 annual meeting of stockholders, based on the following votes:

	For	Against	Abstain	Broker Non-Votes
Terry Considine	63,857,597	1,265,373	19,203	6,416,772
Chris A. Elliott	63,872,311	1,246,598	23,264	6,416,772

The terms of office of our other four directors continued after the annual meeting, as described below:

Director	Class	Year in Which Term Expires at the Annual Meeting of Stockholders
Robert P. Jornayvaz III	III	2014
Hugh E. Harvey, Jr.	III	2014
J. Landis Martin	II	2013
Barth E. Whitham	II	2013

2.              Stockholders ratified the appointment of KPMG LLP as our independent registered public accounting firm for 2012, based on the following votes:

For	70,633,603
Against	887,483
Abstain	37,859
Broker Non-Votes	N/A

3.              Stockholders approved, on an advisory basis, our executive compensation, based on the following votes:

For	63,050,803
Against	1,762,679
Abstain	328,691
Broker Non-Votes	6,416,772

4.             Stockholders approved the Intrepid Potash, Inc. Short-Term Incentive Plan, as amended and restated, based on the following votes:

For	63,100,834
Against	1,757,625
Abstain	283,714
Broker Non-Votes	6,416,772

5.              Stockholders approved the Intrepid Potash, Inc. Equity Incentive Plan, as amended and restated, based on the following votes:

For	63,039,657
Against	1,821,263
Abstain	281,253
Broker Non-Votes	6,416,772

Item 9.01(d)                            Financial Statements and Exhibits

Exhibit No.	Description

10.1	Intrepid Potash, Inc. Short-Term Incentive Plan

10.2	Intrepid Potash, Inc. Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: May 30, 2012	By:	/s/ Martin D. Litt
Martin D. Litt
Executive Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Intrepid Potash, Inc. Short-Term Incentive Plan

10.2	Intrepid Potash, Inc. Equity Incentive Plan